Exhibit 99.1

Magellan Gold Announces Hiring of Capital Markets Focused President

November 10, 2020	FOR IMMEDIATE RELEASE

Wallace, Idaho --- Magellan Gold Corporation ( OTCQB: MAGE ) ("Magellan" or "the Company"), is pleased to announce the appointment of William Luckman as President.

Luckman has more than 30 years of experience in banking and finance. For the past 15 years he has focused on assisting growth opportunities with accessing capital through the US equity markets.

The addition of Mr. Luckman provides Magellan the leadership it needs to achieve success in the capital markets. The Company’s goals, including adequate funding to achieve gold production, and a listing on a “national securities exchange” in 2021, will be the primary focus of his attention over the next 12 months.

“Mr. Luckman is an accretive addition to our existing principal executive, Mr. Michael Lavigne, who will continue as CEO of Magellan Gold Corporation. Mr. Lavigne will be focused on our planned mining operations, and Mr. Luckman’s focus will be the capital markets,” said Mr. John Power, Director & CFO of Magellan.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in North America. Magellan’s flagship project is the Center Star Gold Mine in Idaho. We are additionally working to build a collection of interests in operating mines in the Western United States. Our goal going forward will be to achieve production and expand our resource base to achieve greater market recognition for the benefit of our shareholders.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contact : contact@magellangoldcorp.com ; 707-291-6198